Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-265200 and No. 333-252401) on Form S-8 of Affinity Bancshares, Inc. of our report dated March 21, 2025, relating to the consolidated financial statements of Affinity Bancshares, Inc., appearing in this Annual Report on Form 10-K of Affinity Bancshares, Inc. for the year ended December 31, 2024.

/s/ Wipfli LLP

Atlanta, Georgia

March 21, 2025